File Nos. 333-33225-01, 333-33225-06
                                        333-33225-05, 333-33225-02, 333-33225-04
                                        Filed pursuant to Rule 424(b)(3)

                             Prospectus Supplement
                      (to Prospectus dated April 14, 1998)
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

          Date of report (Date of earliest event reported): May 6, 1998

                       AMERISERVE FOOD DISTRIBUTION, INC.*
               (Exact Name of Registrant as Specified in Charter)

         Delaware                  000-19367                 75-2296149
     (State or Other        (Commission File Number)        (IRS Employer
     Jurisdiction of                                     Identification No.)
      Incorporation)

                              14841 Dallas Parkway
                            Dallas, Texas 75240-2100
                    (Address of Principal Executive Offices)

                                 (972) 338-7000
              (Registrant's telephone number, including area code)


                        17975 West Sarah Lane, Suite 100
                           Brookfield, Wisconsin 53045
                 (Former Address of Principal Executive Offices)

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                        * Table of Additional Registrants


                                          State or            Primary
                                            other            standard            I.R.S.
                                        jurisdiction         industry           employer
Name, Address and Telephone Number           of           classification      identification
                                        incorporation         number             number
                                             or
                                        organization

AmeriServe Transportation, Inc. ..........Nebraska             5142            91-1824117
Chicago Consolidated Corporation .........Illinois             5142            36-2691925
Delta Transportation, Ltd. ...............Wisconsin            5142            39-1411171
Northland Transportation Services, Inc. ..Nebraska             5142            39-1807312


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
             The date of this Prospectus Supplement is May 6, 1998.

Item 5. Other Events.

            AmeriServe Food Distribution, Inc. ("AmeriServe") has been informed by Wendy's International, the franchiser of the Wendy's concept, that it has selected SYSCO/Sygma as its distributor in certain geographic markets and that it will begin to transfer the business of its corporate owned units away from AmeriServe beginning in late 1998. In addition, Wendy's International has indicated that it will attempt to remove AmeriServe as an authorized distributor and influence its franchisee operators to transfer their business to SYSCO/Sygma. AmeriServe intends to take all appropriate actions to continue servicing the Wendy's franchisees, including maintaining the highest levels of customer service. AmeriServe and ProSource, Inc., the acquisition of which AmeriServe anticipates closing in late May 1998, currently service approximately 479 units owned by Wendy's International. In addition, AmeriServe and ProSource, Inc. service approximately 1,500 franchised units. In total, AmeriServe sales to the Wendy's concept, including ProSource sales on a proforma basis, were approximately $650 million in 1997, of which Wendy's corporate owned units represented approximately $150 million, or less than 2% of total proforma revenues.



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


                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    AMERISERVE FOOD DISTRIBUTION, INC.



                                    By:   /s/ Kevin Rogan
                                       Name:  Kevin Rogan
Date:  May 6, 1998                     Title: Vice President and General Counsel



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